SUB-ITEM 77C


(a) A Special Meeting of the Shareholders of John Hancock Funds II (the "Trust) was held at the Trust's principal office at 601 Congress Street, Boston Massachusetts on April 25, 2006 at 10:00 a.m.

(b)  Not Applicable

(c)  Proposals

Proposal 1     Approval of a new  subadvisory  agreement  between  John  Hancock
               Investment   Management   Services,   LLC  and  Sovereign   Asset
               Management LLC for the Emerging Growth Fund.


At the meeting, each proposal was approved by the shareholders of the Emerging Growth Fund. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below:


                                                 Shares
    -----------           ---------------------------------------------------
    Portfolio             FOR                 AGAINST            ABSTAINED
    -----------           ----------------    ----------------   ------------

  Proposal 1
Emerging Growth Fund      8,495,926.28        0                  0